EXHIBIT 3.2


                          ARTICLES OF AMENDMENT


Article I. Name

The name of this Florida corporation is Premier Supplements Corp. (the "Corporation").

Article II.  Amendment

The Articles of Incorporation of the Corporation are amended as follows:

Article V shall be deleted in its entirety and replaced with the following:

"The Corporation shall have the authority to issue 50,000,000 shares of common stock, par value $.0001 per share. The Corporation shall have the authority to issue 10,000,000 shares of preferred stock, par value $.0001 per share, which may be divided into series and with preferences, limitations and relative rights determined by the Board of Directors."

Article III.  Date Amendment Adopted

The amendment set forth in these Articles of Amendment was adopted on March 24, 1997.

Article IV.  Shareholder Approval of Amendment

The amendment set forth in these Articles of Amendment was proposed by the Corporation's Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendment.

An authorized representative of the Corporation executed these Articles of Amendment on March 24, 1997.

Premier Supplements Corp.

By: /s/ B. R. Fons
   ----------------------------
B. R. Fons, Assistant Secretary